Exhibit 99.2

FORM OF VOTING AGREEMENT

VOTING AGREEMENT, dated as of February 1, 2011 (this “Agreement”), by and among Time Warner Cable Inc., a Delaware corporation (“Parent”), and certain stockholders of NaviSite, Inc., a Delaware corporation (the “Company”), whose names are set forth on the signature pages to this Agreement (each a “Stockholder” and, collectively, the “Stockholders”).

RECITALS

(a)           Concurrently with the execution and delivery of this Agreement, Parent, Avatar Merger Sub Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), and the Company are entering into an Agreement and Plan of Merger (as the same may be amended or modified from time to time in accordance with its terms, the “Merger Agreement”), pursuant to which, among other things, Merger Sub shall be merged with and into the Company (the “Merger”), with the Company surviving the Merger and becoming a wholly-owned subsidiary of Parent.

(b)           As a condition and inducement to entering into the Merger Agreement, Parent has requested that the Stockholders agree, and the Stockholders have agreed, on the terms and conditions contained herein, to enter into this Agreement which sets forth the agreements of Parent and, for so long as the Merger Agreement has not been terminated in accordance with its terms, the Stockholders with respect to, among other things, the voting of shares of common stock, par value $0.01 per share, of the Company (“Common Shares”) and shares of Series A Convertible Preferred Stock, par value $0.01 per share, of the Company (“Preferred Shares” and, collectively with Common Shares, “Company Shares”) owned by the Stockholders in connection with the Merger.

Accordingly, in consideration of the mutual representations, warranties, covenants and agreements contained in this Agreement, the parties to this Agreement, intending to be legally bound, agree as follows:

ARTICLE I

DEFINITIONS

1.1           General.  Capitalized terms used but not defined in this Agreement have the meanings ascribed to them in the Merger Agreement.

1.2           Certain Defined Terms.  For purposes of this Agreement, the following capitalized terms shall have the following meanings:

“Covered Shares” means, with respect to any Stockholder, any Company Shares that such Stockholder beneficially owns, holds of record or otherwise has the right to vote, directly or indirectly, together with any Company Shares or other voting securities of the Company acquired by such Stockholder after the date of this Agreement, including by way of (a) a stock dividend or distribution, split-up, recapitalization, combination, exchange of shares or similar transaction, (b) the exercise of any Company Stock Options or (c) the conversion of any Preferred Shares into Common Shares.

“Meeting” means any meeting of the stockholders of the Company, whether annual or special, and including any adjourned or postponed meeting.

“Vote” means (a) voting in person or by proxy in favor of or against any action, approval or agreement, (b) consenting to or withholding consent from any action, approval or agreement (whether or not such consent is in writing) and (c) taking any similar action in favor of or against any action, approval or agreement; and “Voting” shall have the correlative meaning.

1.3           Interpretation.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Terms defined in the singular shall have a comparable meaning when used in the plural and vice versa, and wherever the word “include,” “includes” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation.”  References herein to any Law shall be deemed to refer to such Law as amended, modified, codified, reenacted, supplemented or superseded in whole or in part and in effect from time to time, and also to all rules and regulations promulgated thereunder.

ARTICLE II

VOTING

2.1           Agreement to Vote.  Each Stockholder agrees that it shall appear at any Meeting (or otherwise cause its Covered Shares to be counted as present thereat) for purposes of establishing a quorum and, if requested by Parent to cause its Covered Shares to be included in any written consent of stockholders of the Company being sought by the Company.  In connection with any such Meeting or written consent, as applicable, each Stockholder further agrees that it shall, and shall cause the record holder of any of its Covered Shares to, Vote all of its Covered Shares:

(a)           in favor of adoption of the Merger Agreement and any other action or approval required in furtherance of the Merger;

(b)           against any action, approval or agreement that would compete with, impede, interfere with, adversely affect, tend to discourage or inhibit the adoption of the Merger Agreement or the timely consummation of the transactions contemplated by the Merger Agreement;

(c)           against any action, approval or agreement that would result in any breach of a representation, warranty, covenant or agreement of the Company under the Merger Agreement;

(d)           against any amendment of the Company’s certificate of incorporation or by-laws that is not requested or expressly approved by Parent; and

(e)           against any dissolution, liquidation or winding up of the Company;

provided, that if, in response to a Superior Proposal received by the Company Board after the date of this Agreement, the Company Board validly makes a Company Adverse Recommendation Change in accordance with Section 6.4(d)(I) of the Merger Agreement, the number of each Stockholder’s Covered Shares that are subject to this Section 2.1 shall be reduced (on a pro rata basis with each other stockholder of the Company who executed a similar voting agreement in connection with the Merger and the transactions contemplated by the Merger Agreement (the “Other Voting Agreements”)) to the extent necessary in order that the aggregate number of Covered Shares subject to (and required to be Voted in accordance with) this Section 2.1, together with all other Company Shares subject to (and required to be Voted in accordance with) the Other Voting Agreements, represents no more than 32% of the Company Shares (and any other voting securities of the Company) outstanding at the time of such Vote and entitled to so Vote.

2.2           Opposing Proposals.  Each Stockholder shall not, and shall not permit any Person under Stockholder’s control to, (a) solicit proxies or become a “participant” in a “solicitation” (as such terms are defined in Rule 14a-1 under the Exchange Act) with respect to an Opposing Proposal (as defined below), (b) initiate a stockholders’ vote with respect to an Opposing Proposal or (c) except by virtue of this Agreement, become a member of a “group” (as such term is used in Section 13(d) of the Exchange Act) with respect to any voting securities of the Company with respect to an Opposing Proposal.  For purposes of this Agreement, the term “Opposing Proposal” means any of the actions or proposals described in clauses (b) through (e) of Section 2.1 of this Agreement, along with any proposal or action which would, or could reasonably be expected to, compete with, impede, interfere with, adversely affect, tend to discourage or inhibit the adoption of the Merger Agreement or the timely consummation of the transactions contemplated by the Merger Agreement.

2.3           No Ownership Interest.  Except as expressly provided in this Agreement, nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of, or with respect to, any Covered Shares.  All rights, ownership and economic benefits of and relating to the Covered Shares shall remain vested in and belong to the Stockholders.  Except as otherwise provided in this Agreement, Parent shall not have any power or authority to direct any Stockholder in (a) the Voting of any of such Stockholder’s Covered Shares or (b) the performance of such Stockholder’s duties or responsibilities as a stockholder of the Company.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Each Stockholder, severally and not jointly, represents and warrants to Parent as follows:

3.1           Power and Authorization.  Such Stockholder has the requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.  The execution, delivery and performance by such Stockholder of this Agreement and the consummation by such Stockholder of the transactions contemplated hereby are within such Stockholder’s power and authority and have been duly and validly authorized by all necessary action on the part of such Stockholder.

3.2           Enforceability.  This Agreement has been duly executed and delivered by such Stockholder and constitutes a legal, valid and binding agreement of such Stockholder, enforceable against such Stockholder in accordance with its terms.

3.3           Governmental Authorizations.  The execution, delivery and performance of this Agreement by such Stockholder and the consummation by such Stockholder of the transactions contemplated by this Agreement do not and will not require any consent, approval or other authorization of, or filing with or notification to, any Governmental Entity, other than compliance with the applicable requirements, if any, of the Exchange Act.

3.4           Non-Contravention.  The execution, delivery and performance of this Agreement by such Stockholder and the consummation by such Stockholder of the transactions contemplated by this Agreement do not and will not:

(a)           contravene or conflict with, or result in any violation or breach of, any provisions of the organizational documents of such Stockholder (to the extent that such Stockholder is a business entity);

(b)           contravene or conflict with, or result in any violation or breach of, any Laws applicable to such Stockholder or any of its Covered Shares;

(c)           require any consent, approval or other authorization of, or any filing with or notification to, any Person under any Contract to which such Stockholder is a party or by which it or any of its Covered Shares may be bound;

(d)           give rise to a right of termination, cancellation, amendment, modification or acceleration of any rights or obligations under any Contract to which such Stockholder is a party or by which it or any of its Covered Shares may be bound; or

(e)           cause the creation or imposition of any Encumbrances on any of its Covered Shares, other than as contemplated by this Agreement.

3.5           Ownership.  As of the date of this Agreement, such Stockholder is the sole Beneficial Owner and record holder of the number of Company Shares and Company Stock Options set forth opposite such Stockholder’s name on Schedule A, which constitute all of the Company Shares and Company Stock Options beneficially owned and/or held of record by such Stockholder.  Such Stockholder owns no other rights or interests convertible or exchangeable into or exercisable for any securities of the Company.  As used in this Agreement, “Beneficial Owner” means, with respect to any security, any Person who owns, directly or indirectly, through any Contract, arrangement, understanding, relationship or otherwise, has or shares (a) voting power which includes the power to vote, or to direct the voting of, such security, and/or (b) investment power which includes the power to dispose, or to direct the disposition, of such security; and such term shall otherwise be interpreted consistently with the correlative term “beneficial ownership” as defined in Rule 13d-3 adopted by the SEC under the Exchange Act.

3.6           Voting.  Such Stockholder has the sole power to Vote or direct the Vote of, dispose of and issue instructions with respect to its Covered Shares, and the sole power to agree to all of the matters set forth in this Agreement, with no limitations, qualifications or restrictions on such powers, subject to applicable United States federal securities Laws and this Agreement.  Such Stockholder: (a) is not a party to any Contract (including any voting agreement) with respect to any of its Covered Shares; (b) has not deposited any of its Covered Shares into any voting trust; and (c) has not granted any proxy or power of attorney with respect to any of its Covered Shares, in each case inconsistent with such Stockholder’s obligations under this Agreement.

3.7           Title.  Such Stockholder has, and on the Closing Date will have, good and marketable title to all of its Covered Shares, in each case free and clear of any Encumbrances other than as contemplated by this Agreement.

3.8           Brokers and Finders.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger or the other transactions contemplated by the Merger Agreement based upon arrangements made by or on behalf of such Stockholder.

ARTICLE IV

OTHER COVENANTS

4.1           No Inconsistent Agreements.  Each Stockholder covenants and agrees that such Stockholder shall not: (a) enter into any Contract (including any voting agreement) with respect to any of its Covered Shares; (b) deposit any of its Covered Shares into any voting trust; or (c) grant any proxy or power of attorney with respect to any of its Covered Shares, in each case inconsistent with such Stockholder’s obligations under this Agreement.

4.2           No Transfers.  Each Stockholder agrees that it shall not directly or indirectly: (a) sell, assign, give, tender, offer, exchange or otherwise transfer any of its Covered Shares; (b) encumber, pledge, hypothecate or otherwise permit (including by omission) the creation or imposition of any Encumbrance on any of its Covered Shares; or (c) enter into any Contract with respect to any of the foregoing, in each case without the prior written consent of Parent.

4.3           No Registrations of Transfers.  Each Stockholder (a) agrees that it shall not request that the Company or its transfer agent register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of such Stockholder’s Covered Shares and (b) consents to the entry of stop transfer instructions by the Company of any transfer of such Stockholder’s Covered Shares, unless such transfer is made in compliance with Section 4.2.

4.4           No Solicitation.  Each Stockholder agrees that it shall not, and shall cause each of its Affiliates and Representatives not to, directly or indirectly, (a) solicit, initiate, knowingly facilitate or knowingly encourage any inquiries regarding, or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, a Takeover Proposal, (b) engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other Person information in connection with or for the purpose of encouraging or facilitating, a Takeover Proposal, (c) enter into any letter of intent, Contract or agreement in principle with respect to a Takeover Proposal or (d) approve or recommend any Takeover Proposal or any letter of intent, Contract or agreement in principle with respect to a Takeover Proposal.  Each Stockholder agrees that it shall, and shall cause each of its Affiliates and Representatives to, immediately cease any discussions or negotiations with any Person that may be ongoing as of the date of this Agreement with respect to any Takeover Proposal.

4.5           No Groups.  Except for any “group” that has been publicly disclosed prior to the date of this Agreement in a Schedule 13D filed with the SEC, each Stockholder agrees that it shall not, and shall cause each of its Affiliates not to, become a member of a “group” (as that term is used in Section 13(d) of the Exchange Act) with respect to any Company Shares or other voting securities of the Company for the purpose of opposing or competing with the transactions contemplated by the Merger Agreement.

4.6           No Public Statements.  Each Stockholder agrees that it shall not, and shall cause each of its Affiliates and Representatives not to, issue any press releases or make any public statements with respect to this Agreement, the Merger Agreement or any of the transactions contemplated by the Merger Agreement without the prior written consent of Parent.

4.7           Further Assurances.  From time to time, at Parent’s request and without further consideration, each Stockholder agrees that it shall execute and deliver such additional documents and take all such further action as may be necessary or desirable to consummate the transactions contemplated by this Agreement.  Without limiting the foregoing, each Stockholder hereby severally as to itself only, but not jointly with any other Stockholder, authorizes Parent to publish and disclose in the Proxy Statement and in any other announcement or disclosure required by the SEC such Stockholder’s identity and ownership of the Covered Shares and the nature of such Stockholder’s obligations under this Agreement.

ARTICLE V

MISCELLANEOUS

5.1           Termination.  This Agreement shall terminate upon the earlier of (a) the Effective Time and (b) the date on which the Merger Agreement is terminated in accordance with its terms.  Any such termination shall be without prejudice to any liabilities arising under this Agreement prior to such termination.

5.2           Amendments; Waivers.  This Agreement may not be amended or waived except by an instrument in writing signed (a) by each of the parties to this Agreement in the case of an amendment or (b) by the party against whom the waiver is to be effective in the case of a waiver.  No failure or delay by any party to this Agreement in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or of any other right, power or privilege.

5.3           Notices.  9.1  Notices.  All notices and other communications given or made pursuant this Agreement shall be in writing and shall be deemed to have been duly given or made (x) as of the date delivered or sent if delivered personally or sent by facsimile (providing confirmation of transmission) or (y) as of the date received if sent by prepaid overnight carrier (providing proof of delivery), in each case of (x) and (y), to the parties at the following addresses or facsimile numbers (or at such other addresses or facsimile numbers as shall be specified by the parties by like notice):

If to Parent, to:

Time Warner Cable Inc.
60 Columbus Circle
Facsimile: (212) 364-8259
Attention: Satish Adige

with a copy to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York 10019-6064
Facsimile: (212) 757-3990
Attention: Ariel J. Deckelbaum

If to a Stockholder, to such Stockholder’s address or facsimile number set forth on the signature pages to this Agreement

5.4           Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and assigns.  Except as expressly permitted by the terms hereof, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Stockholder without the prior written consent of Parent.  Any purported assignment without such prior written consent shall be void.

5.5           Governing Law.  All disputes, claims or controversies arising out of or relating to this Agreement, or the negotiation, validity or performance of this Agreement, or the transactions contemplated hereby shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its rules of conflict of laws.

5.6           Submission to Jurisdiction.  Each of the parties to this Agreement irrevocably and unconditionally (a) consents to submit to the sole and exclusive jurisdiction of the Court of Chancery of the State of Delaware (and, in the case of appeals, appropriate appellate courts therefrom) or, in the event that such court does not have subject matter jurisdiction or if under applicable law exclusive jurisdiction over the matter is vested in the federal courts, any court of the United States located in the State of Delaware (and, in the case of appeals, appropriate appellate courts therefrom) for any litigation arising out of or relating to this Agreement, or the negotiation, validity or performance of this Agreement, or the Transaction, (b) agrees not to commence any litigation relating thereto except in such courts, (c) waives any objection to the laying of venue of any such litigation in such courts and (d) agrees not to plead or claim in such courts that such litigation brought therein has been brought in any inconvenient forum.  Each of the parties hereto agrees, (i) to the extent such party is not otherwise subject to service of process in the State of Delaware, to appoint and maintain an agent in the State of Delaware as such party’s agent for acceptance of legal process, and (ii) that, to the fullest extent permitted by law, service of process may also be made on such party by prepaid certified mail with a proof of mailing receipt validated by the United States Postal Service constituting evidence of valid service.  To the fullest extent permitted by law, service made pursuant to (i) or (ii) above shall have the same legal force and effect as if served upon such party personally within the State of Delaware.

5.7           Waiver of Jury Trial.  Each party to this Agreement acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues and, therefore, each such party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this Agreement or the Transaction.  Each party to this Agreement certifies and acknowledges that (a) no representative of the other party has represented, expressly or otherwise, that such other party would not seek to enforce the foregoing waiver in the event of a legal action, (b) such party has considered the implications of this waiver, (c) such party makes this waiver voluntarily, and (d) such party has been induced to enter into this Agreement by, among other things, the mutual waivers and certificates in this Section 5.7.

5.8           Entire Agreement.  This Agreement constitutes the entire agreement and supersedes all of the prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement.

5.9           No Third-Party Beneficiaries.  Nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the parties to this Agreement or their respective heirs, successors, executors, administrators and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

5.10           Severability.  If any provision of this Agreement, or the application thereof to any Person or circumstance is held invalid or unenforceable, the remainder of this Agreement, and the application of such provision to other Persons or circumstances, shall not be affected thereby.  If any provision of this Agreement, or the application of that provision to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted for that provision in order to carry out, so far as may be valid and enforceable, the intent and purpose of the invalid or unenforceable provision and (b) the remainder of this Agreement and the application of that provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of that provision, or the application of that provision, in any other jurisdiction.  Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a reasonably acceptable manner so that the transactions contemplated by this Agreement may be consummated as originally contemplated to the fullest extent possible.

5.11           Rules of Construction.  The parties to this Agreement have been represented by counsel during the negotiation and execution of this Agreement and waive the application of any Laws or rule of construction providing that ambiguities in any agreement or other document shall be construed against the party drafting such agreement or other document.

5.12           Remedies.  Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party shall be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy shall not preclude the exercise of any other remedy.

5.13           Specific Performance.  The parties to this Agreement agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that money damages or other legal remedies would not be an adequate remedy for any such damages.  It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, without bond or other security being required, this being in addition to any other remedy to which they are entitled at law or in equity.

5.14           Shareholder Capacity.  Notwithstanding anything contained in this Agreement to the contrary, the representations, warranties, covenants and agreements made herein by each Stockholder are made solely with respect to such Stockholder and its Covered Shares.  Each Stockholder is entering into this Agreement solely in its capacity as the Beneficial Owner and record owner of its Covered Shares and nothing in this Agreement shall limit or affect any actions taken by any officer or director of the Company (or any Company Subsidiary) solely in his or her capacity as a director or officer of the Company (or any Company Subsidiary), including, without limitation, participating in his or her capacity as a director of the Company in any discussions or negotiations in accordance with Section 6.4 of the Merger Agreement.  For the avoidance of doubt, the obligations of each Stockholder under this Agreement are several and not joint with the obligations of any other Stockholder, and no Stockholder shall be responsible in any way for the performance of any obligations, or the actions or omissions, of any other Stockholder.  Nothing contained in this Agreement, and no action taken by any Stockholder pursuant to this Agreement, shall be deemed to constitute the parties as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the parties are in any way acting in concert or as a group with respect to the obligations or the transactions contemplated by this Agreement.

5.15           Counterparts; Effectiveness.  This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.  Facsimile transmission or .pdf copies of any signed original document shall be deemed the same as delivery of an original.  At the request of any party, the parties shall confirm facsimile transmission by signing a duplicate original document.

[Signature pages follow]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties to this Agreement or other authorized person as of the date first written above.

TIME WARNER CABLE, INC.

By:
Name:
Title:

_______________________________
[Name of Stockholder]

Notices
Address:

Facsimile:
Attention:

[Signature blocks and contact information to be set forth for each Stockholder]

SCHEDULE A

Name	Company Shares	Company Stock Options